Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Kevin Mc Cabe (kmccabe@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS ANNOUNCES FDA ACCEPTANCE OF NEW DRUG APPLICATION
FOR ZEGERID TABLET PRODUCT
SAN DIEGO (April 6, 2009) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the company’s New Drug Application (NDA) for a new tablet formulation to add to its ZEGERID® family of branded prescription pharmaceutical products. Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, Santarus expects the FDA will complete its review or otherwise respond to the NDA by December 4, 2009.
The NDA was submitted under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. In connection with the FDA’s acceptance for filing of the NDA for a new tablet formulation, Santarus is providing notice to the NDA holder for Prilosec® (omeprazole) delayed-release capsules and related patent holders that the new tablet formulation does not infringe the patents listed in the Orange Book for Prilosec or that those patents are invalid.
About Currently Marketed ZEGERID Prescription Products
ZEGERID (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension are indicated for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), maintenance of healing and short-term treatment of erosive esophagitis, and short-term treatment of active benign gastric ulcers and active duodenal ulcers. ZEGERID Powder for Oral Suspension 40 mg is also indicated for the reduction of risk of upper gastrointestinal bleeding in critically ill patients.
ZEGERID Capsules and Powder for Oral Suspension contain a combination of omeprazole, a proton pump inhibitor (PPI), and sodium bicarbonate, an antacid, which raises the gastric pH and thus protects the omeprazole from acid degradation.
ZEGERID products offer a distinct pharmacological profile – rapidly reaching maximal plasma levels (in approximately 30 minutes) and providing strong acid control. While the correlation of pharmacodynamic data to clinical effect has not been established, the median percentage of time gastric pH was greater than 4 over 24 hours in patients treated with ZEGERID in a pharmacodynamic study ranged from 12.2 hours to 18.6 hours, depending on the strength and dosage form, after repeated once-daily dosing. ZEGERID can be conveniently taken once-a-day on an empty stomach, at least one hour before a meal.
PPIs are widely prescribed for a variety of diseases and disorders of the upper digestive tract. All currently marketed oral PPIs in the U.S., other than ZEGERID, are delayed-release formulations that utilize an enteric coating to protect the PPI from acid degradation, thereby delaying absorption and initial acid suppression.

Unlike delayed-release PPIs, ZEGERID Capsules and Powder for Oral Suspension utilize an antacid in lieu of an enteric coating. The antacid neutralizes stomach acid and protects the PPI, omeprazole, from gastric acid degradation and allows for its rapid absorption and suppression of gastric acid.
Important Safety Information About ZEGERID Capsules and Powder for Oral Suspension
The most frequently reported adverse events with ZEGERID are headache, diarrhea, and abdominal pain. In 178 critically ill patients treated with ZEGERID Powder for Oral Suspension, adverse events generally reflected the serious, underlying medical condition of the patients, but some adverse events occurred with more frequency in patients treated with ZEGERID Powder for Oral Suspension than in those treated with the comparator (acid-controlling) drug. For more information about these and other events, please see Table 13 of the full Prescribing Information at www.Zegerid.com. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.
ZEGERID Capsules contain 304 mg of sodium per dose. ZEGERID Powder for Oral Suspension contains 460 mg of sodium per dose. This should be taken into consideration for patients on a sodium-restricted diet.
Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia. ZEGERID is contraindicated in patients with known hypersensitivity to any component of the formulation.
Since both 20 mg and 40 mg ZEGERID contain the same amount of sodium bicarbonate (1100 mg in capsules, 1680 mg in packets of powder for oral suspension), two 20 mg capsules are not equivalent to, and should not be substituted for, one 40 mg capsule, and two 20 mg packets are not equivalent to, and should not be substituted for, one 40 mg packet.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists and other targeted physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension, which are indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which are indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI compounds, budesonide MMX® and rifamycin SV MMX® for the U.S. market. Budesonide MMX is being investigated in two multicenter Phase III clinical trials for the induction of remission of mild or moderate active ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in traveler’s diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans or objectives will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: whether the FDA completes its review and approves the NDA for the new tablet product in a timely matter or at all; the timing for commercial availability of the new tablet product and potential for delays associated with the regulatory approval process; whether, subject to receipt of FDA approval, Santarus is able to generate market demand and acceptance for the new tablet product; the scope and validity of patent protection for the new tablet product and Santarus’ other ZEGERID products, including the outcome and duration of the pending patent infringement lawsuit against Par Pharmaceutical, Inc., and Santarus’ ability to commercialize the new tablet product and its other ZEGERID products without infringing the patent rights of others; other difficulties or delays in development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
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